Registration Statement No. 333-237342

Filed Pursuant to Rule 433

Pricing Term Sheet

Dated April 22, 2020

Bank of Montreal

US$1,500,000,000

Senior Medium-Term Notes, Series F

consisting of

US$1,500,000,000 1.850% Senior Notes due 2025

Issuer:	Bank of Montreal (the “Bank”)

Title of Securities:	1.850% Senior Notes due 2025 (the “Notes”)

Aggregate Principal Amount Offered:	US$1,500,000,000

Maturity Date:	May 1, 2025

Price to Public:	99.924%, plus accrued interest, if any, from April 27, 2020.

Underwriting Commission:	0.350% per Note

Net Proceeds to the Bank after Underwriting Commission and Before Expenses:	US$1,493,610,000

Coupon:	1.850%

Interest Payment Dates:	May 1 and November 1 of each year, beginning on November 1, 2020. Interest will accrue from April 27, 2020 (long first coupon).

Regular Record Dates:	April 16 and October 17

Benchmark Treasury:	UST 0.500% due March 31, 2025

Benchmark Treasury Yield:	0.366%

Spread to Benchmark Treasury:	T + 150 basis points

Re-offer Yield:	1.866%

Trade Date:	April 22, 2020

Settlement Date:	April 27, 2020; T+3

Redemption Provisions:	The Notes may be redeemed upon the occurrence of certain events pertaining to Canadian taxation.

Canadian Bail-in Powers Acknowledgement:	Yes. The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP:	06367WB85

Denominations:	US$2,000 and multiples of US$1,000 in excess thereof.

Joint Book-Running Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:

BofA Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

HSBC Securities (USA) Inc.

National Bank of Canada Financial Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority, Inc.

The Bank has filed a registration statement (File No. 333-237342) (including a pricing supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any underwriter or any dealer participating in the offering will arrange to send you the pricing supplement, the prospectus supplement and the prospectus if you request them by calling BMO Capital Markets Corp. toll-free at 1-866-864-7760, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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